EXHIBIT 10.22
SJW CORP.
DEFERRAL ELECTION PROGRAM  FOR NON-EMPLOYEE BOARD MEMBERS

AS AMENDED AND RESTATED JANUARY   30, 2006
AND AS FURTHER AMENDED JUNE _1_, 2006 AND  DECEMBER 6, 2007

I.	PURPOSE OF RESTATEMENT.

A.           The Amended and Restated Annual Retainer Fee Deferral Program (the “Program”) became effective upon adoption by the Executive Compensation Committee of the Board of Directors of SJW Corp.  (the “Corporation”) at the January 30, 2006 meeting.  The June 1, 2006 amendment to the Program was intended to bring the Program into compliance with the applicable requirements of Section 409A of the Internal Revenue Code, effective as of January 1, 2005. The December 6, 2007 amendment to the Program is intended to (i) phase-out the existing dividend equivalent rights under the Program, (ii) effect certain changes to the investment return on the compensation deferred under the Program after December 31, 2007 and (iii) bring the Program into documentary compliance with the applicable requirements of Section 409A of the Internal Revenue Code and the final Treasury Regulations thereunder, effective as of January 1, 2008.

B.           The objectives of the Program as so restated are to (i) continue to promote the long-term success of the Corporation by linking incentive opportunities for non-employee members of the Board to the performance of the Corporation and (ii) expand the elements of compensation which such Board members may elect to defer under the Program to include retainer fees for service on any Board committee and fees for attendance at Board and Board committee meetings.

C.           In connection with such restated objectives, the Program was renamed the SJW Corp. Deferral Election Program for Non-Employee Board Members, effective June 1, 2006.

II.	ELIGIBILITY.

Each  non-employee member of the Corporation’s Board of Directors is eligible to participate in the Program.

III.	DEFERRAL AWARDS.

A.            Term of Program.  The following fees payable to an eligible Board member for each calendar year, beginning with the 2007 calendar year, may be deferred under the Program as restated June 1, 2006: (i) the annual retainer fee for his service as a non-employee member of the board of directors of the Corporation or any affiliated entity (with each such board to be separately referred to herein as the “Board”), (ii) the annual retainer fee for his service as a non-employee member of any committee of each such Board, (iii) the attendance fee for each meeting of each such Board which is scheduled for such calendar year prior to the start of that calendar year and (iv) the attendance fee for each meeting of each  committee of each such Board on which such individual  serves which is scheduled for such calendar year prior to the start of that calendar year. Such retainer and scheduled meeting fees for each calendar year for which the restated Program continues in effect shall hereinafter be collectively referred to as the “Annual Service Fees.”  Fees for Board or Board committee meetings which occur during a particular calendar year but which were not scheduled prior to the start of that calendar year cannot be deferred under the Program.

B.            Deferral Procedure.  Each non-employee member of the Corporation’s Board of Directors (“Participant”) may elect to defer the following percentages of the Annual Services Fees for any calendar year by completing and filing with the Corporation a Deferral Election Form for that calendar year:

-           either fifty percent (50%) or one hundred percent (100%) of the portion of the Annual Service Fees attributable to the retainer fees for service on each  Board and each committee of such Board on which the Participant serves, and

-           one hundred percent (100%) of the portion of the Annual Service Fees attributable to the meeting fees of each Board and each committee of such Board on which the Participant serves.

C.             Filing of Election.  Such election must be filed on or before December 31 of the calendar year preceding the particular calendar year for which the Annual Service Fees subject to that election are to be earned.  Each such election shall become irrevocable on that December 31 filing deadline and cannot be modified for any reason thereafter.

D.             Separate Account.  For each calendar year for which the Participant defers all or part of his Annual Service Fees, a separate Deferral Election Account shall be established and credited with the amount of the Annual Service Fees deferred for that year.  The Participant’s right to receive the balance credited to such Account, whether denominated as a dollar amount or in deferred shares of the Corporation’s Common Stock, shall be an unfunded and unsecured right of a general creditor.

E.             Form of Deferral for Pre-2008 Annual Service Fees.  The Annual Service Fees for any pre-2008 calendar year that were deferred under the Program and credited to the Participant’s Deferral Election Account for that year were converted into deferred shares of Common Stock subject to the terms of this Program.  Such conversion was effected on the first business day of each such pre-2008 calendar year by dividing (i) the dollar amount of the Annual Service Fees deferred for that year by (ii) the Fair Market Value per share of the Corporation’s Common Stock on the business day immediately prior to such conversion date.

F.              Form of Deferral for Post-2007 Annual Service Fees.  The Annual Service Fees for any post-2007 calendar year that are deferred under the Program will be credited as a dollar amount to the Deferral Election Account established for the Participant for that particular year.  The account will subsequently be credited with a fixed rate of interest, compounded semi-annually and periodically reset in accordance with the following procedures:

-           For each calendar year, beginning with the 2008 calendar year, in which there is a balance credited to such Deferral Election Account, the fixed rate of interest shall be equal to the lower of (i) the then current 30-year long-term borrowing cost of funds to San Jose Water Company (or the equivalent thereof), as measured as of the start of such calendar year, or (ii) 120% of the long-term Applicable Federal Rate determined as of the start of such calendar year and based on semi-annual compounding.

G.             Vesting.  The Deferral Election Account established for the Annual Service Fees for a particular calendar year that are deferred in whole or in part under the Program shall  vest in accordance the following provisions:

-           the portion of such account attributable to the annual retainer fee for service as a non-employee member of each  Board on which the Participant serves will vest in twelve (12) equal monthly installments upon the Participant’s completion of each month of such Board service during the calendar year to which that award relates;

-           the portion of the account attributable to the annual retainer fee for service as a non-employee member of any Board committee will vest in twelve (12) equal monthly installments upon the Participant’s completion of each month of such committee service during the calendar year to which that award relates; and

           -           the portion of the account attributable to meeting fees for  each Board or each committee of such Board on which  the Participant serves  will vest in twelve (12) equal monthly installments upon the Participant’s completion of each month of service on that Board during the calendar year to which those meeting fees relate.

IV.	DIVIDEND RIGHTS.

A.           Effective through December 31, 2017 or such earlier date as the deferred shares of Common Stock credited to one or more of the Participant’s Deferral Election Accounts may be distributed, the Participant shall have the following dividend equivalent rights with respect to those deferred shares:

(i)           Each time a dividend is paid on the outstanding Common Stock while one or more deferred shares of Common Stock remain credited to the Participant’s Deferral Election Accounts, each of those Accounts will be credited with a dollar amount equal to the dividend paid per share multiplied by the number of shares of deferred Common Stock at the time credited to such Account and not otherwise distributed prior to the record date for the dividend. As of the first business day in January of each year, the cash dividend equivalents so credited to each Deferral Election Account for the immediately preceding calendar year will be converted into additional deferred shares of Common Stock by dividing (i) those cash dividend equivalent amounts by (ii) the average of the Fair Market Value per share of Common Stock on each of the dates in the immediately preceding year on which dividends were paid.

(ii)           All of the deferred shares of Common Stock credited to the Participant’s Deferral Election Accounts as of December 31, 2007 (including the deferred shares of Common Stock resulting from the conversion of the 2007 calendar year cash dividends) shall be consolidated into a special Earmarked Account. The Participant’s dividend equivalent rights with respect to the deferred shares of Common Stock credited to that Earmarked Account shall remain in effect only through December 31, 2017 or any earlier date the deferred shares of Common Stock credited to that Earmarked Account may be distributed to the Participant pursuant to the special distribution election set forth in Section IV.B below. Accordingly, the Participant’s existing dividend equivalent rights shall in no event continue beyond the conversion of the cash equivalent dividends credited to his Earmarked Account for the 2017 calendar year, which will occur on the first trading day in January 2018. All amounts attributable to the Participant’s continuing dividend equivalent rights hereunder shall be credited to his Earmarked Account in accordance with the procedure set forth in subparagraph (i) above.

B.           In conjunction with the phase-out of the dividend equivalent rights on the Earmarked Account, each Participant shall have until December 31, 2007 in which to make an election to receive a distribution from his Earmarked Account in either (i) a lump sum distribution in any calendar year within the ten (10)-year period from the 2009 calendar year to the 2018 calendar year or (ii) an installment distribution effected over a five (5) or ten (10) year period within that ten (10)-year period. The amount distributable from such Earmarked Account would be equal to the number of deferred shares of Common Stock credited to that account as of December 31, 2007 plus the number of additional deferred shares of Common Stock subsequently credited to that account by reason of the dividend equivalent rights existing on those deferred shares during the period prior to their distribution. The actual distribution shall be made in January of each applicable year and will be in the form of shares of Common Stock issued under the Corporation’s Long-Term Incentive Plan (the “Plan”). If an installment distribution is elected, then the number of shares to be distributed each January will be determined by dividing the total number of deferred shares of Common Stock credited to the Participant’s Earmarked Account at that time by the remaining number of installments, including the current installment. Alternatively, the Participant may defer the distribution of his Earmarked Account until his cessation of service as a Board member and receive such distribution in accordance with Section V below.  The appropriate form for making a distribution election pursuant to this Section IV.B shall be provided to each Participant prior to the December 31, 2007 deadline for making such election.Such election shall be treated as an initial payment election under Section 409A of the Code in accordance with the transitional relief provided by Internal Revenue Service Notice 2006-79 and shall only have force and effect if the Participant continues in Board service through the completion of the 2007 calendar year.

C.           The deferred shares of Common Stock credited to the Participant’s Earmarked Account as of December 31, 2007 are fully vested. Any additional deferred shares of Common Stock subsequently credited to such Earmarked Account as a result of the dividend equivalent rights provided to the Participant under this Section IV will also be fully vested.  All the deferred shares of Common Stock credited to the Participant’s Earmarked Account shall be distributed in accordance with either Section  IV.B above or Section V below.

V.	DISTRIBUTION OF DEFERRAL ELECTION ACCOUNTS.

A.           Distribution of each of the Participant’s Deferral Election Accounts relating to deferred post-2007 Annual Service Fees and (in the event the Participant does not make a special distribution election under Section IV.B above) his Earmarked Account shall, to the extent vested, be made or commence on the thirtieth (30th) day following the Participant’s cessation of service as a member of the Corporation’s Board of Directors or as soon as administratively practicable after such scheduled distribution date, but in no event later than the end of the calendar year in which such cessation of Board service occurs or (if later) the fifteenth (15th) day of the third (3rd) calendar month following the date of such cessation of Board service.  Each of the Participant’s separate post-2007 Deferral Election Accounts shall be distributed in cash either in the form of a single lump sum or in up to ten (10) annual installments, as the Participant may elect in his or her Deferral Election Form for the calendar year to which that account pertains. The portion of any Deferral Election Account in which the Participant is not vested at the time of his cessation of service as a member of the Corporation’s Board of Directors will be forfeited.

B.           Each Participant who does not make a special distribution election under Section IV.B with respect to his Earmarked Account and who will accordingly be subject to the distribution commencement date provisions of Section V.A may make a new election as to the method of distribution of that account (lump sum or up to ten (10) annual installments) in accordance with the transitional relief under Section 409A of the Code provided by Internal Revenue Service Notice 2006-79.  Such election must be made no later than December 31, 2007 and shall be treated as an initial payment election under Section 409A of the Code.  However, such election shall not change the payment date of any distribution that would otherwise be made to the Participant during the 2007 calendar year or cause a payment to be made to him under the Program during the 2007 calendar year that would otherwise be made in a later calendar year.  The distribution from such Earmarked Account shall be made in shares of Common Stock issued under the Plan.  In the absence of a new distribution election under either Section IV.B or this Section V.B, each Deferral Election Account consolidated into the Earmarked Account shall be distributed in accordance with the method of distribution originally elected on the Deferral Election Form applicable to that Deferral Election Account.

C.           All shares of Common Stock distributed under the Program shall be drawn from the Common Stock reserved for issuance under the Plan. Accordingly, the share reserve under the Plan shall be reduced by any and all shares of Common Stock distributed under the Program.

D.           In the event any amount attributable to the Participant’s dividend equivalent rights is to be distributed before the date that amount is to be converted into deferred shares of Common Stock in accordance with Section IV, that amount shall be distributed in cash.

VI.	DEFINED TERMS.

All capitalized terms in this Agreement, to the extent not expressly defined herein, shall have the meaning assigned to them in the Plan, this document or the Deferral Election Form.

VII.	MISCELLANEOUS.

Any deferred shares of Common Stock credited to a Participant’s Deferral Election Accounts or to his consolidated Earmarked Account are awarded pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All of the Participant’s Deferral Election Accounts and his Earmarked Account are in all respects limited by and subject to the terms of this Program, the applicable Deferral Election Forms and any distribution elections made by the Participant pursuant to Sections IV.B, V.A and V.B of the Program.